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						UNITED STATES
				SECURITIES AND EXCHANGE COMMISSION
					Washington, D.C. 20549

						SCHEDULE 13G

			Under the Securities Exchange Act of 1934
					  (Amendment No. )

				The Boston Beer Company, Inc.
					  (Name of Issuer)

					Class A Common Stock
				(Title of Class of Securities)

						  100557107
						(CUSIP Number)

					December 4, 1998
	(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
					/___/	Rule 13d-1(b)
					/_X_/	Rule 13d-1(c)
					/___/	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (3-98)							Page 1 of 14

CUSIP No. 100557107

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	Brookhaven Capital Management Co., Ltd.
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(See Instructions)
	(a)/X /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	New York
----------------------------------------------------------------
	  NUMBER OF		5	SOLE VOTING POWER
	   SHARES				0
	BENEFICIALLY		---------------------------------------
	  OWNED BY			6	SHARED VOTING POWER
	    EACH				931,600
	 REPORTING		---------------------------------------
	   PERSON			7	SOLE DISPOSITIVE POWER
	    WITH				0
					---------------------------------------
					8	SHARED DISPOSITIVE POWER
						931,600
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
	931,600
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
	SHARES (See Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	5.7%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	CO and IA
----------------------------------------------------------------


					Page 2 of 14

CUSIP No. 100557107

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	Brookhaven Capital Management, LLC
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(See Instructions)
	(a)/X /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
----------------------------------------------------------------
	  NUMBER OF		5	SOLE VOTING POWER
	   SHARES				0
	BENEFICIALLY		---------------------------------------
	  OWNED BY			6	SHARED VOTING POWER
	    EACH				290,300
	 REPORTING		---------------------------------------
	   PERSON			7	SOLE DISPOSITIVE POWER
	    WITH				0
					---------------------------------------
					8	SHARED DISPOSITIVE POWER
						290,300
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
	290,300
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
	SHARES (See Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	1.8%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	OO
----------------------------------------------------------------
					Page 3 of 14


CUSIP No. 100557107

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	Vincent A. Carrino
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(See Instructions)
	(a)/X /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States
----------------------------------------------------------------
	  NUMBER OF		5	SOLE VOTING POWER
	   SHARES				19,900
	BENEFICIALLY		---------------------------------------
	  OWNED BY			6	SHARED VOTING POWER
	    EACH				877,400
	 REPORTING		---------------------------------------
	   PERSON			7	SOLE DISPOSITIVE POWER
	    WITH				19,900
					---------------------------------------
					8	SHARED DISPOSITIVE POWER
						877,400
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
	897,300
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
	SHARES (See Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	5.5%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	IN
----------------------------------------------------------------
					Page 4 of 14


CUSIP No. 100557107

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	Watershed Partners, L.P.
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(See Instructions)
	(a)/X /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
----------------------------------------------------------------
	  NUMBER OF		5	SOLE VOTING POWER
	   SHARES				0
	BENEFICIALLY		---------------------------------------
	  OWNED BY			6	SHARED VOTING POWER
	    EACH				587,100
	 REPORTING		---------------------------------------
	   PERSON			7	SOLE DISPOSITIVE POWER
	    WITH				0
					---------------------------------------
					8	SHARED DISPOSITIVE POWER
						587,100
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
	587,100
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
	SHARES (See Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	3.6%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	PN
----------------------------------------------------------------
					Page 5 of 14


CUSIP No. 100557107

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	Daniel R. Coleman
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(See Instructions)
	(a)/X /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States
----------------------------------------------------------------
	  NUMBER OF		5	SOLE VOTING POWER
	   SHARES				0
	BENEFICIALLY		---------------------------------------
	  OWNED BY			6	SHARED VOTING POWER
	    EACH				587,100
	 REPORTING		---------------------------------------
	   PERSON			7	SOLE DISPOSITIVE POWER
	    WITH				0
					---------------------------------------
					8	SHARED DISPOSITIVE POWER
						587,100
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
	587,100
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
	SHARES (See Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	3.6%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	IN
----------------------------------------------------------------
					Page 6 of 14


CUSIP No. 100557107				13G

ITEM 1.

     (a)  The name of the issuer is The Boston Beer Company,
Inc. ("SAM").

     (b)  The principal executive office of SAM is located at 75
Arlington Street, Boston, MA 02116.


ITEM 2.

     (a) The names of the persons filing this statement are Brookhaven Capital Management Co., Ltd., a New York corporation ("BCM"); Brookhaven Capital Management, LLC, a California limited liability company ("LLC"); Vincent A. Carrino ("Carrino"); Watershed Partners, L.P., a Delaware limited partnership ("WP"); and Daniel R. Coleman ("Coleman") (collectively, the "Filers").

     (b) The principal business office of BCM, LLC, WP and Carrino is located at 3000 Sandhill Road, Building 3, Suite 105,
Menlo Park, CA 94025. The principal business office of Coleman is 500 108th Avenue N.E., Suite 380, Bellevue, WA 98004.

     (c) Carrino and Coleman are United States citizens. See response to Item 2(a).

     (d)  This statement relates to shares of Class A Common
Stock of SAM (the "Stock").

     (e)  The CUSIP number of the Stock is 100557107.

CUSIP No. 100557107				13G

ITEM 3.  If this statement is filed pursuant to rule 240.13d-
1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	___	Broker or dealer registered under section 15 of
the Act (15 U.S.C. 78o).

	(b)	___	Bank as defined in section 3(a)(6) of the Act (15
U.S.C. 78c).

	(c)	___	Insurance company as defined in section 3(a)(19)
of the Act (15 U.S.C. 78c).

	(d)	___	Investment company registered under section 8 of
the Investment Company Act of 1940 (15 U.S.C. 80a-8).

	(e)	___	An investment adviser in accordance with 240.13d-
1(b)(1)(ii)(E).

	(f)	___	An employee benefit plan or endowment fund in
accordance with 240.13d-1(b)(1)(ii)(F).

	(g)	___	A parent holding company or control person in
accordance with 240.13d-1(b)(1)(ii)(G)

	(h)	___	A savings association as defined in section 3(b)
of the Federal Deposit Insurance Act (12 U.S.C. 1813).

	(i)	___	A church plan that is excluded from the
definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

	(j)	___	Group, in accordance with section 240.13d-
1(b)(1)(ii)(J)

CUSIP No. 100557107				13G

ITEM 4.  OWNERSHIP.

The beneficial ownership of the Stock of the persons named in
Item 2 of this statement is as follows at the date hereof:

Brookhaven Capital Management Co., Ltd.:
	(a)	Amount beneficially owned: 931,600 shares
	(b)	Percent of class: 5.7%.
	(c)	Number of shares as to which the Filers have:
		(i)   Sole power to vote or to direct the vote:   0.
		(ii)  Shared power to vote or to direct the vote:
931,600.
		(iii) Sole power to dispose or to direct the
disposition of:   0.
		(iv) Shared power to dispose or to direct the disposition of: 931,600.

Brookhaven Capital Management, LLC:
	(a)	Amount beneficially owned: 290,300 shares
	(b)	Percent of class: 1.8%.
	(c)	Number of shares as to which the Filers have:
		(i)   Sole power to vote or to direct the vote:   0.
		(ii)  Shared power to vote or to direct the vote:
290,300.
		(iii) Sole power to dispose or to direct the
disposition of:   0.
		(iv) Shared power to dispose or to direct the disposition of: 290,300.

Vincent A. Carrino:
	(a)	Amount beneficially owned: 897,300 shares
	(b)	Percent of class:  5.5%.
	(c)	Number of shares as to which the Filers have:
		(i)   Sole power to vote or to direct the vote:
19,900.
		(ii)  Shared power to vote or to direct the vote:
877,400.
		(iii) Sole power to dispose or to direct the disposition of: 19,900.
		(iv) Shared power to dispose or to direct the disposition of: 877,400.

CUSIP No. 100557107				13G

Each of Watershed Partners, L.P. and Daniel R. Coleman:
	(a)	Amount beneficially owned:  587,100 shares
	(b)	Percent of class: 3.6%.
	(c)	Number of shares as to which the Filers have:
		(i)   Sole power to vote or to direct the vote:   0.
		(ii)  Shared power to vote or to direct the vote:
587,100.
		(iii) Sole power to dispose or to direct the
disposition of:   0.
		(iv) Shared power to dispose or to direct the disposition of: 587,100.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /___/.


ITEM. 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
ANOTHER PERSON

BCM and LLC are registered investment advisers whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Stock.
BCM is the investment adviser to WP, which is an investment limited partnership. Carrino is the sole director and President of BCM and the sole Manager and majority member of LLC. Carrino and Coleman are the general partners of WP. No single client of BCM or LLC holds more than 5 percent of the Stock.

CUSIP No. 100557107				13G


ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
HOLDING COMPANY

Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
GROUP

Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10.  CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURES

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED:	January 11, 1999

BROOKHAVEN CAPITAL MANAGEMENT
CO., LTD.

	/s/ Vincent A. Carrino		/s/ Vincent A. Carrino
By:  _______________________		_____________________________
	Vincent A. Carrino			Vincent A. Carrino
	President

CUSIP No. 100557107				13G

WATERSHED PARTNERS, L.P.


	/s/ Vincent A. Carrino		    /s/ Daniel R. Coleman
By:	_______________________		By: ______________________
	Vincent A. Carrino				Daniel R. Coleman
	General Partner

BROOKHAVEN CAPITAL
MANAGEMENT, LCC



     /s/ Vincent A. Carrino
By:	_______________________
	Vincent A. Carrino
	Manager

SCHEDULE 13G

CUSIP No. 100557107

											EXHIBIT A

			AGREEMENT REGARDING JOINT FILING
			OF STATEMENT ON SCHEDULE 13D OR 13G

The undersigned agree to file jointly with the Securities and Exchange Commission (the "SEC") any and all statements on
Schedule 13D or Schedule 13G (and any amendments or supplements thereto) required under section 13(d) of the Securities Exchange Act of 1934, as amended, in connection with purchases by the undersigned of securities of The Boston Beer Company, Inc. For that purpose, the undersigned hereby constitute and appoint Brookhaven Capital Management Co., Inc., a New York corporation, as their true and lawful agent and attorney-in-fact, with full power and authority for and on behalf of the undersigned to prepare or cause to be prepared, sign, file with the SEC and furnish to any other person all certificates, instruments, agreements and documents necessary to comply with section 13(d) and section 16(a) of the Securities Exchange Act of 1934, as amended, in connection with said purchases, and to do and perform every act necessary and proper to be done incident to the exercise of the foregoing power, as fully as the undersigned might or could do if personally present.

DATED:	January 11, 1999.

BROOKHAVEN CAPITAL MANAGEMENT
CO., LTD.

	/s/ Vincent A. Carrino		/s/ Vincent A. Carrino
By:  _______________________		_____________________________
	Vincent A. Carrino				Vincent A. Carrino
	President

WATERSHED PARTNERS, L.P.

Attorney-in-Fact

	/s/ Vincent A. Carrino			/s/ Daniel R. Coleman
By:  _______________________		By:  ______________________
	Vincent A. Carrino				Daniel R. Coleman
	General Partner

SCHEDULE 13G

CUSIP No. 100557107

									EXHIBIT A (cont'd)


BROOKHAVEN CAPITAL
MANAGEMENT, LCC



	/s/ Vincent A. Carrino
By:	_______________________
	Vincent A. Carrino
	Manager

CSR\4193\016\1024042.01